Exhibit 99.1

NOT FOR PUBLICATION

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY

In re:	:	Bankruptcy Case No. 03-51524
:
CONGOLEUM CORPORATION, et al.,	:	Chapter 11
:
Debtors.	:	Jointly Administered
:
	:	Hearing Date: February 5, 2009
	:	Document Number 7124

OPINION REGARDING THE MOTION OF FIRST STATE INSURANCE COMPANY
AND TWIN CITY FIRE INSURANCE COMPANY FOR SUMMARY JUDGMENT
DENYING CONFIRMATION OF THE AMENDED JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
OF THE DEBTORS, THE OFFICIAL ASBESTOS CLAIMANTS’ COMMITTEE AND
THE OFFICIAL COMMITTEE OF BONDHOLDERS FOR CONGOLEUM
CORPORATION, ET Al., DATED AS OF NOVEMBER 14, 2008

The Debtors, the Official Asbestos Creditors Committee, and the Official Committee of Bondholders filed an Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated November 14, 2008 (“Amended Joint Plan”). The Future Claims Representative, who was among the proponents of the prior Joint Plan, is no longer a plan proponent.  In January 2009, First State Insurance Company and Twin City Fire Insurance Company1 filed a motion for summary judgment seeking denial of confirmation of the Amended Joint Plan.  The Court took oral argument on the motion on February 5, 2009.  This is the third time that this Court has ruled on motions for summary judgment regarding the confirmability of various Chapter 11 plans2. Despite the guidance contained in the Court’s previous summary judgment opinions, and explicit warnings that this would be the final Chapter 11 plan the Court would consider, the Plan Proponents have still submitted a facially unconfirmable plan.
As a result of the previous summary judgment opinions, only two issues remain that are ripe for summary judgment.  The fact that this ruling addresses only two issues should not be mistaken for a finding by the Court that these two issues are the only remaining barriers to confirmation; rather, they are the only two issues that are currently ripe for summary judgment.3

1The motion is joined by all of the insurers listed in Doc. No. 7124 as well as Travelers’ and St. Pauls’ [Doc. Nos. 7129, 7163].

2The Court hereby incorporates its previous summary judgment opinions into the record: Tenth Modified Plan Opinion (2/1/07) [Doc. No. 5091]; CNA Plan Opinion (2/1/07) [Doc. No. 5092]; Joint Plan Opinion (6/5/08) [Doc. No. 6575]; and Supplemental Joint Plan Opinion (9/2/08) [Doc. No. 6776].

3Factual issues regarding confirmation include, among others, the propriety of the non-debtor releases (including the Court’s jurisdiction to entertain such releases), the acceptability of the Trust Distribution Procedures, the impact of the Court’s recent ruling regarding adding additional defendants to the Pergament Adversary proceedings, whether a 524(g) injunction would be “fair and equitable”, and good faith.

I. Summary judgment standard
Summary judgment is not lightly granted.  The Federal Rules provide that summary judgment should be granted only when the record shows “that there is no genuine issue as to any material fact and that the movant is entitled to judgment as a matter of law.”  Fed. R. Civ. Pro. 56(c). The party moving for summary judgment has the burden of establishing the nonexistence of any genuine issues of material fact.  Celotex Corp. v. Catrett, 477 U.S. 317 (1986).  The Third Circuit has stated that whenever there is even the "slightest doubt regarding the facts of a case, summary judgment should not be granted." Tomalewski v. State Farm Life Ins, Co., 494 F.2d 882, 884 (3d Cir. 1984). Facts must be viewed in the light most favorable to the party against whom summary judgment is sought. Tran v. Metropolitan Life Ins. Co., 408 F.3d 130, 135 (3d Cir. 2005).
That does not mean that summary judgment is never appropriate.  When a party opposes a summary judgment motion it may not rely on vague allegations or denials.  The pivotal language in the Rule is that the nonmoving party must come forward with “specific facts showing that there is a genuine issue for trial.” Fed. R. Civ. Proc. 56(e) (emphasis added). “Where the record taken as a whole could not lead a rational trier of fact to find for the non-moving party, there is no ‘genuine issue for trial.’” Matsushita Elec. Indus. Co., Ltd. v. Zenith Radio Corp., 475 U.S. 574, 587 (1986); In re CitX Corp., Inc., 448 F.3d 672 (3d Cir. 2006).
II. Standing
The Plan Proponents once again raise the issue of Insurer standing because they claim that the landscape has changed as a result of this Court’s Supplemental Joint Plan Opinion.  The Court will address this issue again because standing is a threshold issue that can be raised at any point in a proceeding. Warth v. Seldin, 422 U.S. 490 (1975).

Although the Plan Proponents claim that the Insurers are seeking to assert the rights of third parties, the Court does not view it that way.  If it did, then the Plan Proponents could probably achieve their goal of excluding the Insurers from these proceedings.  See, In re Combustion Engineering, Inc., 391 F.3d 190, 220 n. 28 (3d Cir. 2004) (“We have generally taken a restrictive view of third-party prudential standing in the bankruptcy context.); see also, In re PWS Holding Corp., 228 F.3d 224, 248 (3d Cir. 2000) (“Third-party standing is of special concern in the bankruptcy context, where ... one constituency ... seeks to disturb a plan of reorganization based on the rights of third-parties[.] In this context ... courts have often denied standing as to any claim that asserts only third-party rights.”).  Despite the Supplemental Joint Plan Opinion, this Court continues to believe that the Insurers have their own injury and are not merely asserting rights belonging to third-parties.  In fact, the Supplemental Joint Plan Opinion makes that injury even more apparent, because the Court held that the anti-assignment and cooperation provisions in the Insurers’ policies could be preempted under federal bankruptcy law. The preemption of those rights is an injury-in-fact.
The Court also rejects the other basis for denying standing to the Insurers - the Insurance Neutrality provision in § 11.12 of the Amended Joint Plan.  This slightly tweaked section purports to provide unqualified assurance to the Insurers that their rights are utterly unaffected. As this Court hoped it had made clear before, if the Plan Proponents want to bar the door to the courtroom to the Insurers then that assurance must be truly unqualified.  Section 11.12 still falls short of that goal. It is strong on protecting the Insurers’ contract defenses but less stalwart on protecting the Insurers from the Debtors’ use of any express or implied findings in the bankruptcy case in the Coverage Action. That is a real danger to the Insurers, because this plan still attempts to address many of the same claims that had been liquidated under the Claimant Agreement that Judge Stroumtsos in the Coverage Action found to be invalid and fraudulent.

Even if the Court is incorrect on the Insurer standing issue, it still has an independent obligation to ensure that a plan meets the requirements of § 1129.  The Court finds the Amended Joint Plan unconfirmable separate and apart from any objection raised by a party.
III. Amended Joint Plan’s treatment of payments to Weitz and Rice
The first substantive issue the Court wishes to address is the Amended Joint Plan’s treatment of $2 million in payments to Mr. Weitz and Mr. Rice (“Claimants’ Counsel”) provided for by the pre-petition Claimant Agreement.4  During the course of this case these payments have been called everything from “facilitation fees”5 to “payoffs”6. Claimants’ Counsel was able to

4The Claimant Agreement provided that:
Congoleum will pay $1,000,000 to each Claimants’ Counsel [defined herein as Weitz and Rice] (“Expense Payments’).  Expense Payments will be used by Claimants’ Counsel to pay all out-of-pocket expenses, reasonable professional’s fees and expenses, and other costs that Claimants’ Counsel may have incurred or may incur (i) in connection with the negotiation and implementation of this Claimant Agreement and the related Collateral Trust Agreement and Security Agreement, (ii) in connection with the negotiation of a possible ‘pre-packaged’ chapter 11 plan of reorganization for Congoleum, and/or (iii) in connection with due diligence investigations related to a possible chapter 11 plan of reorganization.
Claimant Agreement § VI.

5“The $2 million payments to Rice and Weitz authorized by the Claimant Agreement were the result of negotiations after Rice and Weitz had originally demanded a $30 million ‘facilitation fee’ in November 2002.”  Fourth Amended Complaint ¶ 178 [Adv. Proc. No. 056245; Doc. No. 325, Ex. A]

6In an opinion issued in Congoleum’s state court insurance coverage action, Judge Stroumtsos noted that “Congloleum’s representatives characterized the proposed fee to be paid to Weitz and Rice as a ‘payoff’”.  Congoleum Corp. v. Ace Am. Ins. Co., No. MID-L-8908-01 (N.J. Super. Ct. May 18, 2007).

exact this tribute from the Debtors because § 524(g)(2)(B)(ii)((IV)(bb) requires that a § 524(g) plan be approved by at least 75% of the voting claimants.  Thus, from the Debtors’ perspective, it would be difficult, if not impossible, for the Debtors to confirm a plan unless Claimants’ Counsel delivered the votes of their clients.7
Since early in the case, this Court has highlighted the problematic nature of these payments.  In the Court’s first summary judgment opinion addressing confirmation, it noted that:

The Court has serious concerns about the independence of judgment being exercised when it comes to Messrs. Rice and Weitz. For instance, buried in the Plan in § 13.5 is the provision that “any Plan Trust Bankruptcy Cause of Action, including counts VII and XVI of the Omnibus Avoidance Action, arising from the advance of two million dollars ($2,000,000) to the Claimants’ Representative prior to the Petition Date on account of the Claimants’ Representatives’ fees and expenses, shall not be assigned to the Plan Trust and shall be unconditionally released by the Debtors and their Estates in accordance with Section 12.3 of the Plan.” The Debtors offer no explanation for this munificence. So while on the one hand the Debtors insist that there is no problem with the prosecution or settlement of the avoidance actions by the Plan Trust because the settlements will be subject to court approval, they then release a potential $2 million cause of action in the same adversary proceeding without seeking separate approval of the Court. The Debtors could have filed a Notice of Settlement regarding the settlement of Counts VII and XVI of the Avoidance Action, as the Debtors did with all of the insurance settlements, but instead the Debtors chose to simply insert it into the Plan, perhaps in the hope it would attract less attention that way.

Tenth Modified Plan Opinion at 27 n. 14. Later in the same opinion, the Court stated that “the claimants representatives were the architects of the Claimants Agreement, which provided for uneven treatment of asbestos creditors and created many of the confirmation problems that have plagued this case.” Opinion at 42. The Court noted in its second summary judgment opinion that:

7“The realities of securing favorable votes from thousands of claimants to meet the 75% approval requirement forces debtors to work closely with the few attorneys who represent largenumbers of injured claimants.”  In re Congoleum Corp., 426 F.3d 675, 680 (3d Cir. 2005).

The proposed payment mechanism in § 5.14(h) of the Joint Plan [which did not require Court review of the Claimants’ Counsel fees] is simply not consistent with the language of § 1129(a)(4) or how the Bankruptcy Code treats other payments made by the estate. See, e.g., 11 U.S.C. § § 330, 503. The language of § 1129(a)(4) makes clear that the court must approve the payment itself as reasonable. It is not enough for the Court to merely approve of the mechanism by which the payment is reviewed. [...] Given the evidence of undue influence on the parts of Messrs. Rice and Weitz in this case, the need for independent court review of any fees paid to them is paramount.

Joint Plan Opinion at 21. Apparently that still was not enough to get the message through that multi-million dollar payments to adversaries in connection with a bankruptcy case, even if made pre-petition, must be subject to court review.  As a result, as late as October 2008 when the Court issued its opinion approving the settlement of the Pergament I and Pergament II adversary proceedings, the issue was again before the Court.  In a final effort to guide the parties toward a confirmable plan, the Court stated:

To clarify the record, however, the Court must note that approval of this settlement does not include a finding that any piece of the settlement meets the standards required for confirmation. For example, the litigation settlement provides that Joseph Rice and his firm and Perry Weitz and his firm will be allowed to keep the $1 million payments made to them pre-petition in connection with negotiation of the Claimant Agreement and pre-packaged bankruptcy plan. See, Motion ¶ 45; Ex. A at 7. The Movants argue that this settlement is consistent with the Court’s prior rulings because any additional fees and expenses sought will require application to, and approval by, the bankruptcy court. The Movants also contend that § 1129(a)(4) is not the correct standard to review these payments. The persuasive force that argument is not apparent. Section 1129(a)(4) does not limit a bankruptcy court’s review of fees paid by a debtor to future payments, or even post petition payments: By its plain language it includes any payments made “in connection with the case, or in connection with the plan and incident to the case”. See, In re Cajun Elec. Power Co-op, Inc., 150 F.3d 503 (5th Cir. 1998); Collier on Bankruptcy ¶ 1129.03[4] (15th ed. rev.) Although the court has not yet been presented with support for how these fees accrued, the parties have consistently represented that they are based on services rendered in negotiating the plan initially put forth by the Debtors in this case. Therefore, those payments would still be subject to court review at confirmation.

The Movants cite In re Western Asbestos, 313 B.R. 859 (N.D. Cal. 2004) for the proposition that the bankruptcy court has no authority to review prepetition fees, but that case is readily distinguishable. In Western Asbestos, the bankruptcyjudge reviewed a $12.3 million dollar prepetition payment that had been made by the debtor’s insurer to claimants’ counsel under § 1129(a)(4) and found that it was not reasonable. On appeal, the District Court found that the bankruptcy court did not have core jurisdiction over the fees that were paid because the payment “at its most basic level, had little to do with the Debtor’s bankruptcy ....” Id. at 863. In contrast, the payments proposed in this case are to come directly from the Debtors rather than from a third-party and the work that is allegedly being compensated for is closely tied to the bankruptcy filing. In this very case, the Third Circuit Court of Appeals admonished this court for refusing to scrutinize pre-petition negotiations where those negotiations were related to the bankruptcy filing. In re Congoleum Corp., 426 F.3d 675 (3d Cir. 2005). It seems unlikely that the Third Circuit would take a different view of the relevance of pre-petition negotiations in this case in the context of § 1129(a)(4).
Litigation Settlement Opinion at 3-5.
The Court provides this extensive background of its previous opinions so that the manner in which the current plan was drafted may be viewed in the proper context.  The Amended Joint Plan provides that:
As of the Effective Date of the Plan, the Debtors shall be deemed to have forever withdrawn, released, discharged, waived and forgiven … Claimants’ Counsel8 … for and from any and all claims, actions, causes of action, counterclaims, proofs of claim, and any other obligation or any kind or nature arising from or related to the Bankruptcy Code, the Avoidance Actions, and any and all claims related to any Pre-Petition Settlement Agreement, Claimant Agreement, the Collateral Trust Agreement, Security Agreement, pre-petition payment to Claimants Counsel, and any and all other agreements and amendments thereto with respect to the prepackaged plan of reorganization filed by the Debtors on December 31, 2003, including all pending and potential causes of action, whether accrued or to accrue …

Amended Joint Plan § 5.14(b)(iii) (emphasis added).  The Amended Joint Plan further contemplates that the bankruptcy court will issue an order dismissing all those claims with prejudice. Amended Joint Plan § 5.14(c). By stark contrast, with regard to future payments to Claimants’s Counsel the Amended Joint Plan provides that: “Any claim by Claimants’ Counsel for the payment of additional fees and expenses shall be subject to application to, and approval by, the Bankruptcy Court.” Amended Joint Plan § 5.14(e) (emphasis added).

8Section 1.2 of the Amended Joint Plan defines “Claimants’ Counsel” as Mr. Weitz and Mr. Rice.

Despite the clear language of § 5.14(b)(iii) that seeks to release any estate claims to the pre-petition payments made to Claimants’ Counsel, the Plan Proponents argue that the inclusion of § 5.14(b)(iii) in the Plan does not render it unconfirmable.  The Plan Proponents contend that no specific plan provision regarding court review of the pre-petition payments is necessary because the Court has already decided to review the payments under § 1129(a).  See, Plan Proponents Brief at 67 (“It is unnecessary to add a provision to the Amended Joint Plan that would simply re-state the Bankruptcy Code and what this Court already has held will occur and the statutory basis for its ability to act.”). If the Plan Proponents truly believed that, then the inclusion of § 5.14(e) specifically granting the Court authority to approve additional fees is superfluous.  It would also run contrary to cases cited by the Plan Proponents that have held that a bankruptcy court’s ability to approve fees does not need to be explicitly provided for in a Chapter 11 plan. Those cases are inapposite at any rate because they involved Chapter 11 plans that were silent as to fee approval, as opposed to this Plan that has express provisions that would negate the Court’s ability to review fees meaningfully.  The Court’s ability to review fees under § 1129(a)(4) may be implicit, but the inclusion of § 5.14(b)(iii) in the Plan seeks to make that review a nullity. With no express provision in the Amended Joint Plan for recapturing any fees the Court might disapprove under § 1129(a)(4), the Plan Proponents -- over whom Claimants’ Counsel hold considerable sway -- have set up a perfect situation for Claimants’ Counsel to safeguard their million dollar payments.

Moreover, the inclusion of § 5.14(b)(iii) in the Plan is an odd way to acknowledge this Court’s previous rulings on this issue.  Had the Plan Proponents actually intended to give deference to this Court’s previous ruling, they could have simply deleted the word “additional” from § 5.14(e).  Instead, the plan submitted guarantees that if this Court were to disallow the payments to Claimants’ Counsel, then the Amended Joint Plan would have to be redrafted.  At a minimum, the proposed plan demonstrates a callous disregard for conservation of estate assets. More likely, given how this case has been conducted, the Plan was drafted this way to give Claimants’ Counsel a toehold to argue that they do not have to return the payments to the estate no matter what finding the bankruptcy court may make under § 1129(a)(4).  If a plan were confirmed with the § 5.14(b)(iii) language proposed,  any review by this Court of the pre-petition payments would be illusory, the Plan Proponents assurances to the contrary at oral argument notwithstanding.  At the end of the day, it is the words of the plan itself that govern, not the assurances of counsel that the words do not mean what they say.
  The Plan Proponents’ equivocation on this issue speaks volumes.  In one breath they state that the “Plan Proponents accept that this Court plans to review such expenses at confirmation or at any other appropriate time,” and that “the Court identified § 1129(a)(4) of the Bankruptcy Code as the correct standard to review the Claimants Counsel Expenses.”  Plan Proponents Brief at 65, 66. Yet in another breath they state that “[t]he Plan Proponents also acknowledge that Rice and Weitz may submit that the Claimants’ Counsel Expenses or the estates’ settlement of the claims related thereto are subject to a standard of review other than § 1129(a)(4).” Plan Proponents Brief at 69 n. 23. This gamesmanship highlights the ease with which the parties believe they can evade rulings of this Court with which they disagree.

Simply stated, the Plan Proponents explanation for how the Amended Joint Plan is consistent with the Court’s prior rulings9 does not pass muster.  Summary judgment will be granted in favor of the Insurers on this issue.
IV. Equality of distribution among creditors
The Third Circuit Court of Appeals has made abundantly clear that equality of distribution among asbestos claimants must be the backbone of any confirmable § 524(g) plan of reorganization.  Combustion Engineering, 391 F.3d 190, 239 (3d Cir. 2004) (“[e]quality of distribution among creditors is a central policy of the Bankruptcy Code.”).  The parties admittedly did not have the benefit of the Third Circuit’s ruling in Combustion when they drafted the Pre-Packaged Plan. Since that time, however, the parties have still failed to put forth a plan consistent with that fundamental concept.
The inequality remaining in the Amended Joint Plan centers on the payments made to three asbestos claimants: Edward Comstock, Kenneth Cook, and Richard Arsenault.  In 2002, Mr. Comstock’s claim was settled for $225,000, of which $168,577.34 was paid to him prepetition10. The balance of the claim in the amount of $56,422.66 was included as a claim in the bankruptcy and Mr. Comstock was designated as a Class 2 claimant in Congoleum’s Pre-Packaged Plan. His claim has been included in every subsequent plan.  Also in 2002, Congoleum

9Given the procedural context in which they arose, it might be argued that some of the Court’s rulings on this issue were dicta. That does not change the result; the parties flouted this Court’s clear direction at their own peril. Compare, In re Cybergenics, 330 F.3d 548 (3d Cir. 2003) (considered statements made by a court should not be idly ignored, even if dicta).

10Mr. Comstock was represented by Brayton Purcell LLP.

settled the claims of Mr. Cook and Mr. Arsenault for $8 million a piece11. The identical settlements consisted of $800,000 in cash, which was paid pre-petition, and an assignment of insurance proceeds for the balance of $7.2 million.  The balance of Messrs. Cook and Arsenault’s claims were included in the bankruptcy and they were designated as Class 2 claimants in Congoleum’s Pre-Packaged Plan, and their claims have been included in every subsequent plan.  The Plan Proponents report that these three creditors have now exercised the option offered to them in the Amended Joint Plan and have elected to retain in full their pre-petition payments rather than pursue recovery of the remainder of their claims from the Plan Trust. Plan Proponents Brief at 29.
The Plan Proponents contend that the Amended Joint Plan provides for equality of treatment because all of the asbestos personal injury claims are placed in the same class. While it is true that all asbestos personal injury claimants are placed in Class 7 in the current plan, not all the creditors in Class 7 can avail themselves of the option available to Messrs. Cook, Arsenault and Comstock.  The Amended Joint Plan, which incorporates the Litigation Settlement Agreement, provides that:

Each Litigation Settlement Claimant shall be entitled to submit its Asbestos Personal Injury Claim to the Debtors’ bankruptcy estates, including the Plan Trust, as an unliquidated claim for resolution and treatment pursuant to the TDP, provided that, any Litigation Settlement Claimant who received partial payment from the Debtors with respect thereto prior to the Petition Date, including specifically claimants Cook, Arsenault and Comstock, in addition to the other provisions hereof, hereby agrees to either (a) not seek further recovery with respect thereto against the Debtors, including from the Plan Trust, or (b) return and relinquish any such pre-petition partial payment for the benefit of the Plan Trust as a condition precedent to asserting any such further Asbestos Personal Injury Claim against the Debtors or the Plan Trust.

11Messrs. Cook and Arsenault were represented by Mr. Weitz and his firm Weitz & Luxenberg.

Amended Joint Plan § 5.14(f).  Once again, it the existence of an option that is only relevant to a tiny fraction of the overall asbestos claimants that makes the treatment unequal.12 For truly equal treatment the plan could have provided that claimants Cook, Arsenault and Comstock must relinquish any pre-petition payments and apply to the Plan Trust on the same terms as all other asbestos creditors. Of course, to accomplish that result the Debtors and Bondholders Committee would have to be successful in the adversary proceedings.  There is apparently some skepticism about that result among the Plan Proponents.  The reality is that this litigation hurdle is a self-created problem.  The Debtors, along with their attorney Scott Gilbert and Claimants’ Counsel, orchestrated the Pre-Packaged Plan, Claimant Agreement, and Pre-Petition Settlement Agreement to try to make the settlements unassailable once the bankruptcy petition was filed. The ground arguably shifted under their feet with the Combustion decision, but the Court may not now turn a blind eye to any resulting inequities.
To get around the obvious infirmity in the Amended Joint Plan, the Plan Proponents offer several rationales. One is that “[t]hese settlements - at least as to the portion paid in cash are analogous to the numerous other settlements made in the regular course of Congoleum’s settlement of claims in the tort system.”  Plan Proponents Brief at 50. The Court has already rejected that argument.  When the Debtors advanced that rationale to defend its disparate treatment of the Pre-Petition Settlement creditors in the Tenth Modified Plan, the Court

12The Joint Plan also offered the Pre-Petition Settlement creditors an option not available to other asbestos creditors. See, Joint Plan § 5.14(e)(1). In rejecting that treatment, this Court held: “[g]ranting the Class 7B claimants [which included Cook, Arsenault and Comstock] that option renders the Joint Plan unconfirmable because it relies on the pre-petition liquidation of the Class 7B claims as a basis to treat them differently from other asbestos claimants. Such a distinction is in direct contravention of this Court’s prior rulings and the precepts of § 524(g).” The Amended Joint Plan relies on the fact that some amounts were paid pre-petition to treat those claimants differently.

explained that the playing field changed when the Debtors chose to file for bankruptcy.13  That remains true.  Had the settlements with these three creditors been fully consummated pre-petition, unrelated to the bankruptcy filing, then the vastly superior settlement amounts would not be at issue. That is not the case; these settlements were not fully consummated pre-petition, the remainder of the amounts owed on the settlements was included in the Pre-Packaged Plan and subsequent plans up to and including this one.  The Plan Proponents attempts to divorce the cash payment made pre-petition from the unpaid amount of the settlements is not intellectually defensible. Each settlement arose from a single alleged injury from exposure to asbestos in a Congoleum product; therefore, there was not separate consideration for the pre and post-petition portions of the claims.
Plan Proponents grudgingly acknowledge that the Court has already found that allowing Messrs. Cook and Arsenault to retain their $800,000 pre-petition payments was one of the reasons that the Joint Plan was found to be unconfirmable.  See, Joint Plan Opinion at 7 n. 7. They brush that ruling aside, however, because that “opinion predated the Litigation Settlement Agreement and thus did not address factors relating to the resources - time and costs - of prosecuting claims for return of such funds, the unpredictable nature of the litigation and the uncertain outcome of the causes of action asserted or the risks of collection even if a successful outcome was attained.”  Plan Proponents Brief at 41. Those factors are only relevant to whether a settlement of the litigation was reasonable, they have absolutely no bearing on whether the

13“It was stated at oral argument that the settlements embodied in Class 7B were customary settlements in the tort system. That may or may not be the case, but when Congoleum chose to stop litigating its asbestos liability in the tort system and to deal with it through the bankruptcy system the rules of the game changed.”  Joint Plan Opinion at 8-9.

treatment of Cook and Arsenault’s claims satisfies the standards of § 542(g).  That is why the Court could approve the Litigation Settlement as falling above the lowest point in the range of reasonableness while at the same time cautioning that such a finding had no bearing on whether a plan that incorporated that settlement met the standards for confirmation under § 1129.  Thus, the Plan Proponents attempt to shift the focus of the inquiry to the reasonableness of settling with these three claimants and Claimants’ Counsel is not persuasive.  No matter how eminently reasonable a settlement may be, affecting outcomes through settlement that could not be accomplished directly through provisions of the Bankruptcy Code is unacceptable.  Parties may not do an end run around the Bankruptcy Code by calling something a settlement.  The Court thought it had made that clear when on summary judgment on the Joint Plan it noted that: “The Plan Proponents’ overall theory seems to be that disparate treatment of creditors is acceptable as long as it was part of a settlement that was negotiated post-petition. The Omnibus Claimant Settlement is not a silver bullet.  A finding that the Omnibus Claimant Settlement meets the very low threshold of Rule 9019 does not excuse compliance with the requirements of § 1129 or § 524.” Joint Plan Opinion at 10. So, even if that argument had merit, it is the law of the case that the $1.6 million in pre-petition payments to Messrs. Cook and Arsenault render the plan unconfirmable.
Alternatively, the Plan Proponents argue that because Mssers. Cook, Arsenault and Comstock have elected to forego the remainder of their claims and the right to vote on confirmation of the Amended Joint Plan they “are not present claimants ... [and] [t]heir retention of the paid portion of the pre-petition settlements is not relevant for purposes of a § 524(g)(2)(B)(ii)(V) analysis.” Plan Proponent Brief at 43. Such an argument appears to fly in the face of the Third Circuit’s holding that  a “pre-petition transfer ...

 [can] implicate[] the fundamental bankruptcy policy of ‘equality of distribution among creditors.’” In re Combustion Engineering, Inc., 391 F.3d 190, 241 (3d Cir. 2004), not to mention the Third Circuit’s admonition that bankruptcy courts must give “careful scrutiny to pre-petition procedures in pre-packaged plans.” In re Congoleum Corp., 426 F.3d 675, 692 (3d Cir. 2005). Perhaps in recognition of that weakness, the Plan Proponents maintain that “[t]he individual settlements with Cook, Arsenault and Comstock were not entered into as part of any integrated bankruptcy scheme ....”  Plan Proponents Brief at 49. The Court rejects this alternative argument as well. Even under standards requiring all inferences to be drawn in favor of the party opposing summary judgment, the record of this case unequivocally supports a finding that, at least for Messrs. Cook and Arsenault, the consummation of the settlements was part of an integrated bankruptcy scheme.
The Cook and Arsenault settlements had their genesis in the reverse bifurcation trial in New York State Supreme Court that resulted in a damages verdict of $18.1 million for Mr. Cook and $15.8 million for Mr. Arsenault.  In the Plan Proponents own words, the settlements resulted when “Marcus14 and Mahoney15 believed they had exhausted their ability to lower Weitz’s demands, Congoleum followed Weitz’s suggestion and sought the counsel of Scott Gilbert.” Plan Proponents Brief at 37. In October, 2002 Mr. Gilbert then settled the claims for $800,000 in cash and an assignment of insurance proceeds for $7.2 million.  Mr. Gilbert was hired for his expertise in negotiating prepackaged bankruptcies; therefore, it is difficult to comprehend how it can seriously be argued that the settlement was unrelated to the eventual bankruptcy filing.

14Richard G. Marcus, Congoleum’s Vice Chairman.
15Congoleum’s national counsel for asbestos matters from 1997 through 2003.

Since Congoleum admits that it had hit a wall in trying to negotiate a settlement with Mr. Weitz unrelated to the bankruptcy, ipso facto the settlements were able to be reached because the hiring of Mr. Gilbert signaled that a prepackaged bankruptcy filing that would safeguard the assignment of insurance proceeds was on the horizon.  That conclusion is borne out by the fact that when the prepackaged plan and its attendant agreements were finalized in the middle of 2003, the Cook and Arsenault claims were part of the Pre-Petition Settlement Agreement and Messrs. Cook and Arsenault were designated as Class 2 Claimants in the plan.
The Plan Proponents acknowledge that this Court has already determined that the Security Agreement and Collateral Trust Agreement  - which attempted to grant a security interest to the Collateral Trustee for the benefit of Cook and Arsenault and other claimants who entered into Pre-Petition Settlement Agreements - was part of an integrated bankruptcy scheme. See, Tenth Plan Opinion at 22-24. Once again, the Plan Proponents parse one of the Court’s prior ruling to the point of absurdity and argue that the Court only found that the unpaid portion of the Pre-Petition Settlement Agreements became an integrated part of Congoleum’s prepackaged bankruptcy.  The legal basis for this metaphysical distinction between the cash and insurance components of the settlements is not apparent to the Court.  There was only one lawsuit each filed by Messrs. Cook and Arsenault against Congoleum, and only one settlement of those lawsuits in the amount of $8 million each.  The fact that the terms of those settlements called for a bifurcated payment structure does not transform them into two utterly unrelated settlements: one for $800,000 cash and one for $7.2 million in insurance proceeds.  If that were the case, Congoleum would have a serious good faith problem because that would mean that the assignments of $16.4 million in insurance proceeds were not supported by any consideration because the lawsuits had been settled “long since” by the two $800,000 payments.  See, Plan Proponents Brief at 40.

Plan Proponents importune that if the Insurers disagree with their version of the facts then there is a genuine issue of material fact that must be addressed at a confirmation hearing. The Court disagrees because to demonstrate a genuine issue of fact, the non-moving party must do more than raise some metaphysical doubt as to the material facts. Matsushita Elec. Indus. Co. v. Zenith Radio Corp., 475 U.S. 574, 586 (1986); Juarez v. Ameritech Mobile Communications, Inc., 957 F.2d 317, 322 (7th Cir. 1992).  The evidence that the non-moving party produces to show the existence of a genuine issue must be of sufficient quantum and quality to allow a rational and fair-minded fact finder to return a verdict in favor of the non-movant, bearing in mind the applicable standard of proof that would apply at trial on the merits.  Anderson v. Liberty Lobby, Inc., 477 U.S. 242 (1986). Facts that could alter the outcome are material and disputes are genuine if evidence exists from which a rational person could conclude that the position of the person with the burden of proof on the disputed issue is correct.  Horowitz v. Federal Kemper Life Assurance Co. 57 F.3d 300, 302 n. 1 (Fed. Cir. 1995). Even viewing the facts in the light most favorable to the Plan Proponents, it could not be said that a rational trier of fact could be persuaded that the pre-petition payment of $800,000 on the $8 million settlement amount bore no relationship to the post-petition treatment of the remainder of the settlement amount.  The interrelatedness of the two halves of the settlements can in seen in the language the Debtors themselves use in their Fourth Amended Complaint: “Ultimately, Richard Marcus and Mr. Gilbert negotiated the settlement of the Cook and Arsenault cases for a settlement of $800,000 in cash for each case and an agreement to provide a security interest in insurance proceeds for the balance. A follow up letter documenting the settlement in principle was sent shortly thereafter.” Fourth Amended Complaint at ¶ 119.

For all of the foregoing reasons, the Court finds that the treatment of the claims provided for in § 5.14(f) is an additional reason the Amended Joint Plan is unconfirmable as a matter of law16.
V. Conversion or dismissal pursuant to 11 U.S.C. § 1112(b)
After the 1986 amendment to § 105(a), it is clear that a bankruptcy court may sua sponte raise the issue of dismissal or conversion under § 1112(b). 5 COLLIER ON BANKRUPTCY § 1112.03[4] (15th ed. rev. 2006).  Section 105(a) now provides that “[n]o provision of this title providing for the raising of an issue by a party in interest shall be construed to preclude the court from, sua sponte, taking any action or making any determination necessary or appropriate to enforce or implement court orders or rules, or to prevent an abuse of process.”  See, In re Finney, 992 F.2d 43, 45 (4th Cir.1993) ("A bankruptcy court may act under § 1112(b) on the motion of a party in interest or sua sponte as 'necessary and appropriate' under § 105(a)."); In re Starmark Clinics, LP, 388 B.R. 729, 735 (Bankr. S.D. Tex. 2008); In re Munteanu, 2007 WL 1987783 (E.D.N.Y. 2007); Cf. In re Moog, 774 F.2d 1073 (11th Cir. 1985)(pre-amendment to § 105 case that found that bankruptcy court had no sua sponte authority to dismiss or convert).

16The Insurers also point to the Trust Distribution Procedures - specifically the medical evidentiary requirements and “sequencing adjustments”- as further evidence of unequal treatment in the Plan, but those issues involve factual disputes that are not amenable to resolution by summary judgment.

At oral argument, Debtors’ counsel suggested that the Court could not dismiss or convert the case without formal notice to all creditors.  The Bankruptcy Rules provide that “the clerk, or some other person as the court may direct, shall give the debtor, trustee, all creditors and indenture trustees at least 20 days notice by mail of ... the hearing on the dismissal of the case or the conversion of the case to another chapter .....”  Fed. R. Bankr. Pro. 2002(a)(4). The rules of construction for title 11 provide that when the Bankruptcy Rules call for notice to be given it means “such notice as is appropriate in the particular circumstances, and such opportunity for a hearing as is appropriate in the particular circumstances”.  11 U.S.C. § 102(1)(A). The Court is confident that the notice and opportunity to be heard that has been provided in this instance satisfies the Rules.  As part of its opinion denying confirmation of the penultimate plan, the Court stated its intention to issue an Order to Show Cause Why the Case Should Not Be Converted or Dismissed.  On June 6, 2008, the clerk issued that Order to Show Cause and electronic notice was sent to all parties that have appeared in the case. The hearing on the Order to Show Cause was held on June 26, 2008.  At that hearing, due in no small measure to the Court’s concern for the welfare of the Debtors’ employees, the Court elected not to dismiss or convert at that time but to provide the Debtors with one final opportunity to present a plan that was acceptable to the Court.  At the close of the Disclosure Statement hearing on December 18, 2008, the Court reiterated that the plan that had been recently filed would be the final one it would consider and invited any parties that wanted to be heard on the issue of dismissal or conversion to submit their positions to the Court.  The Future Claimants’ Representative, the Plan Proponents, the Insurers, and Certain Defendants all availed themselves of the opportunity to do that. Under the circumstances, the Court does not think that additional notice is necessary or would prove beneficial.  See also, 9 COLLIER ON BANKRUPTCY ¶ 2002.02[6][d] (15th ed. rev. 2006) (“[I]n appropriate circumstances, the court may act sua sponte, without notice or hearing, and dismiss or convert the case when ... the case is irremediably defective.”).

Section 1112(b)17 provides that, on request from a party in interest, the court may dismiss a case “for cause” and then provides an illustrative list of causes.  The Third Circuit has recognized that the “list is not exhaustive” and courts should “consider other factors as they arise.” In re Brown, 951 F.2d 564, 572 (3d Cir. 1991) (quoting S. Rep. No. 989, 95th Cong., 2d Sess. 117 (1978), reprinted in 1978 U.S.C.C.A.N. 5787, 5903; H.R. Rep. No. 595, 95th Cong., 1st Sess. 406 (1977), reprinted in 1978 U.S.C.C.A.N. 5963, 6362.). Two of the delineated causes are pertinent here: “continuing loss or diminution of the estate and absence of a reasonable likelihood of rehabilitation” and “denial of confirmation of every proposed plan and denial of a request made for additional time for filing another plan or a modification of a plan”.  11 U.S.C. § 1112(b)(1), (5).
It is self-evident that cause exists under § 1112(b)(5) because the Court has denied confirmation of every proposed plan, and has made clear its intent to deny any request for additional time to file a further amended plan. [see Section VI]
Cause can also be found under § 1112(b)(1) because there is continuing loss or diminution of the estate in the form of mounting professional fees.  The Plan Proponents stress the fact that this case should not be dismissed or converted because the Debtors have had positive EBITDA of $74 million since filing.  That number, while large, is significantly less than the professional fees that have been generated in this case since it was filed.  It is also less, by orders of magnitude, than any amount of cash that the Debtors have proposed to contribute to the Plan Trust. Those numbers, and not the EBITDA, are what underlie the Court’s determination that it is no longer beneficial for the Debtors to remain in Chapter 11.  The Plan Proponents’

1711 U.S.C. § 1112 was amended as part of BAPCPA but this case was filed prior to the effective date of those amendments.

brief suggests that conversion or dismissal is never an option if a debtor is a profitable business. That position is patently ludicrous.  Courts do not have to allow a debtor to remain in Chapter 11 indefinitely and propose endless plans of reorganization,18 particularly when a debtor refuses to either pursue an appeal or act in a manner consistent with the court’s rulings.
Beyond the examples of cause enumerated in § 1112(b), the Court also finds cause exists to convert or dismiss based on the failed mediation attempts.  This case had the benefit of extensive mediation sessions with two extremely capable jurists, one of whom had previously presided over the coverage action. The Court finds it quite telling that despite those efforts the parties could not be moved toward proposing a confirmable plan.
The Plan Proponents appear to be under the mistaken belief that it is the mere length of time that this Chapter 11 proceeding has been pending that is motivating the Court to consider conversion or dismissal.  That skewed view is not supported by the history of this case, and the Court attempted to dispel that misconception at the Order to Show Cause hearing19. For example, the Court stated that it “issued the Order to Show Cause for a wide variety of reasons well beyond the duration of the case to date” and that “it is not just the calendar that inspired the Court’s decision. It’s what’s gone on in those four-and-a-half years.”  Tr. of 6/28/08 OSC hearing at 43. Apparently that made no impression, since the Plan Proponents are still insisting that this is not an unusual length of time for a complicated asbestos case to be in Chapter 11.

18By the Court’s count this is the 24th plan overall and the 14th plan that the Debtors have been a party to. See, Appendix A [confirmation history].

19The Court hereby incorporates into the record the transcript of the hearing on the Court’s Order to Show Cause Why the Case Should Not Be Converted Or Dismissed (6/26/08) [Doc. No. 6653].

At oral argument, counsel for the Bondholders Committee made an eloquent plea to the Court, as a court of equity, to be reasonable and not allow this reorganization to be derailed over $3.6 million in payments, which even if recovered would have little impact on the recovery for creditors. While the practical import of that argument is not lost on the Court, the extent of this Court’s equitable powers is cabined by the Code itself.  As the Third Circuit has noted, “the equitable powers authorized by § 105(a) are not without limitation, and courts have cautioned that this section ... ‘does not constitute a roving commission to do equity.’ ” In re Combustion Engineering, Inc., 391 F.3d 190, 236 (3d Cir. 2004) (internal citations omitted).  If the Debtors’ pre-petition structuring of their asbestos liabilities now makes it difficult to propose a confirmable plan, the Court is not free to use § 105 to help the Debtors circumvent the confirmation requirements.  For better or worse, the Court is not authorized to confirm a plan merely because it would be practical to do so.
Since the Court has determined that the Amended Joint Plan is not confirmable, the only remaining question is whether dismissal or conversion is the more prudent course of action. Based on the submissions of the parties, the answer to that question appears clear that dismissal of the case is the preferred course of action. The Court agrees, largely for the reasons stated in the Future Claimants’ Representatives’ Statement Regarding Conversion or Dismissal.  The Debtors are able to pay their immediate expenses on a short term basis. Conversion would result in a convulsive disruption of both cash flow and employment.  Conversion would also add a significant layer of expense, as a Chapter 7 Trustee would be forced to start from scratch evaluating all of the Debtors’ the assets and liabilities, including some very complex litigation. Dismissal would leave the Debtors free to continue the ongoing coverage litigation in the state court and to negotiate in what the parties seem to agree is a tort litigation environment that has changed quite a bit since these Chapter 11s were filed.

Finally, the Court notes that the Debtors repeatedly state that if the case is dismissed they will have no choice but to immediately refile another bankruptcy petition.  See, Plan Proponent Brief at 70, 86, 89. The Debtors should be aware that refilling without significantly changed circumstances may be found to be bad faith.
VI. Request for additional time to file further amended plans
Plan Proponents request that if the Court determines that dismissal or conversion is warranted that they be given a 30 day period “to proffer a solution in conformance with the Bankruptcy Code and file an amended plan.”  Plan Proponents Brief at 100. The Plan Proponents have already been given 7 months to proffer such a solution. As the parties will recall, at the hearing on the Order to Show Cause Why the Case Should not be Converted or Dismissed, the Court said:

I’m not going to keep nibbling away at this.  I’m not going to essentially draft a plan, through opinions, that I believe comports with the applicable law.  I don’t have the time, and more importantly, the company doesn’t have the money to follow that course.  The debtors should make their best offer, not the minimum they think they can get way with, because if the next plan isn’t confirmed, this is your notice that I will convert or dismiss the case.

Transcript of 6/28/08 hearing on OSC to dismiss or convert at 48.
Even had the Court not explicitly indicated that this would be the final plan considered, the Debtors’ ability to make the necessary changes is far from clear. The first Summary Judgment Opinion was issued over two years ago. The parties have been actively negotiating since that time. There is absolutely no indication that an additional 30 days would be more fruitful than the last 700 or so. The Plan Proponents tout the severance clause as evidence of their ability to conform the Amended Joint Plan into one acceptable to the Court; however, Certain Defendants, including Joseph Rice and Perry Weitz, filed a reply to the summary judgment motion pointing out that the inclusion of a severance clause in the Amended Joint Plan is at odds with the terms of the parties’ settlement. The Settlement Agreement  provides that it is an integrated whole and not divisible.  Thus, without the Certain Defendants’ consent, any attempt to sever provisions of the Amended Joint Plan could render the Litigation Settlement Agreement null and void.

More importantly, the history of this case convinces the Court that permitting further amendment would be an exercise in futility and a further waste of estate assets.  The Debtors and the other Plan Proponents have shown a marked inability to change course in response to evolving case law or rulings of this Court.
Conclusion
The Court understands that many of the parties to the case disagree with various rulings of this Court.  This Court has never claimed infallibility and fully expected, and continues to expect, appeals from its orders.  What the Court cannot countenance is for appeals to be “administratively terminated” and subsequent plans filed in which this Court’s rulings are largely ignored. In the Court’s view, the real benefit to the bankruptcy estate of dismissal of this case is that it will force the parties to follow through on an appeal that will resolve these issues once and for all. Given the accrual of time and administrative expense while the Plan Proponents continue to file plans that advance the same agenda rejected by the Court, it is indisputably in the best interest of the estate to get a ruling that the parties will respect.  Either the Appellate Courts will agree that this and previous plans are unconfirmable as a matter of law, or everyone can proceed to confirmation with better clarity about what, exactly, is required to confirm a plan in this case.

The Court will enter an order dismissing the case effective twenty days from the date of this opinion. That will enable any party in interest to seek a stay of the Order of Dismissal pending the outcome of the appeal.

/s/ Kathryn C. Ferguson
KATHRYN C. FERGUSON
US Bankruptcy Judge

Dated: February 26, 2009